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                                                                     EXHIBIT 8.1



SUBSIDIARIES OF ST ASSEMBLY TEST SERVICES LTD:

ST Assembly Test Services, Inc.
Jurisdiction of Incorporation: Delaware, United States

FastRamp Test Services, Inc.
Jurisdiction of Incorporation: Delaware, United States

Winstek Semiconductor Corporation
Jurisdiction of Incorporation: Taiwan, R.O.C.